EXHIBIT 3.2
CERTIFICATE OF AMENDMENT OF THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
MOBILE MINI, INC.
          MOBILE MINI, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:
          FIRST: That at a meeting of the Board of Directors of the Corporation a resolution was duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendments is as follows:
     RESOLVED, that Article FOURTH of the Amended and Restated Certificate of Incorporation is amended in its entirety to read as follows:
     “FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred fifteen million (115,000,000) of which ninety five million (95,000,000) shares shall be common stock of the par value of one cent ($0.01) per share and twenty million (20,000,000) shares shall be preferred stock with the par value of one cent ($0.01) per share.”
          SECOND: That thereafter, pursuant to a resolution of the Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.
          THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
* * *

          The Corporation has caused this Certificate to be executed by Steven G. Bunger, its President, and by Lawrence Trachtenberg, its Secretary, as of June 26, 2008.

MOBILE MINI, INC.
By:	/s/ STEVEN G. BUNGER
Steven G. Bunger, President
ATTEST:
/s/ LAWRENCE TRACHTENBERG
Lawrence Trachtenberg, Secretary
[Signature Page to Certificate of Amendment]